SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): December 14, 2012

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35713	45-2681082
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2529 Virginia Beach Blvd., Suite 200

Virginia Beach, VA 23452

Registrant’s telephone number, including area code: (757) 627-9088

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

As of December 14, 2012, the Registrant, through WHLR-HPA-1, LLC, a Virginia limited liability company (“WHLR-HPA”) and a wholly-owned subsidiary of Wheeler REIT, L. P., a Virginia limited partnership of which the Registrant is the sole general partner, entered into an Assignment of Purchase and Sale Agreement (the “Assignment”) with HPA-1, LLC, a Virginia limited liability company (“HPA-1”). Pursuant to the Assignment, for nominal consideration, WHLR-HPA succeeded to the rights of HPA-1 under that certain Real Estate Purchase and Sale Agreement with Leaseback (the “Purchase Agreement”), dated August 30, 2012, between Harps Food Stores, Inc., an Arkansas corporation (“Harps”), and HPA-1.

As of December 14, 2012, WHLR-HPA closed the transaction contemplated by the Purchase Agreement and acquired a 31,705 square foot free-standing rental property in Grove, Oklahoma for approximately $4.55 million. The acquired property was built in 2012 and is leased by Harps through June 2032. The lease also provides Harps with four five-year options to renew.

Jon Wheeler, the Registrant’s Chairman and President, controls HPA-1. No director, officer or affiliate of the Registrant is affiliated with Harps. The Registrant paid a 2.25% ($102,479) acquisition fee to Sooner Capital, LLC, an entity controlled by Jon Wheeler, the Registrant’s Chairman and President, for services rendered in connection with this transaction.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

See response to Item 1.01 above.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial statements of businesses acquired.

The Registrant will file requisite financial information for the acquired property no later than 71 calendar days after the initial filing of this Current Report on Form 8-K.

(b)	Pro forma financial information.

Not Applicable.

(c)	Shell company transactions.

Not Applicable.

(d)	Exhibits.

10.1	Assignment of Purchase and Sale Agreement, dated December 14, 2012, by and between WHLR- HPA-1 and HPA-1.

10.2	Real Estate Purchase and Sale Agreement, dated August 30, 2012, by and between Harps Food Stores, Inc. and HPA-1 relating to the Oklahoma Property.

99.1	Press release, dated December 18, 2012, relating to the Registrant’s acquisition of the Oklahoma Property.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ Jon S. Wheeler
Jon S. Wheeler
Chairman and President

Dated: December 20, 2012